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                                                                    Exhibit 99.2

2 Quaker Road, P.O. Box 2900                           N E W S   R E L E A S E
Pomona, NY 10970
914-362-1100


CONTACT: Carol Cox, 914-348-6808            EMAIL: ccox@barrlabs.com

PROZAC(R) PATENT RULED INVALID BY U.S. COURT OF APPEALS
Ruling A Victory For Consumers;
Generic Launch Could Come As Early as February 2001

Pomona, NY, August 9, 2000 -- Barr Laboratories, Inc. (NYSE-BRL) today said the U.S. Court of Appeals, Federal Circuit in Washington, D.C, has ruled in favor of the Company's "double patenting" claim against the patents protecting Eli Lilly's Prozac(R) anti-depressant. The decision strikes down the patent that would have expired in December 2003. The Company said this decision should clear the way for generic competition as early as February 2001.

The Court of Appeals, however, affirmed the decision of the lower court, which rejected Barr's "best mode" arguments with respect to the patent expiring in February 2001.

"We are pleased that after a thorough review the Court recognizes the importance of restricting add-on patents solely designed to extend the patent life of blockbuster drugs at the expense of consumers," said Bruce L. Downey, Barr's Chairman and CEO.

Barr's argument before the Appeals court involved the claims of "double patenting" and "best mode". Barr filed an Abbreviated New Drug Application
(ANDA) for a generic version of Prozac and charged that two patents protecting Prozac from competition are invalid. In a pre-trial hearing in January 1999, District Court Judge Sarah Barker, U.S. District Court, Southern District of Indiana had dismissed these two claims. Prior to the start of the district trial, both parties agreed to take the case directly to the Appeals Court. Barr's challenge of the Prozac patents was initiated in April 1996.

Barr Laboratories, Inc. is engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals.

[EDITOR'S ADVISORY: Barr Laboratories, Inc. news releases are available free of charge through PR Newswire's News On-Call fax service. For a menu of Barr's previous releases, or to receive a specific release via fax call : 800-758-5804 -- ext. 089750. For complete indications, warnings and contraindications, contact Barr Laboratories' Professional Services Department at 1-800-Barr Lab.]

Safe Harbor Statement: To the extent that any statements made in this release contain information that is not historical, these statements are essentially forward looking and are subject to risks and uncertainties, including the extent and outcome of litigation, the difficulty of predicting FDA approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, availability of raw materials, the regulatory environment and other risks detailed from time-to-time in the Company's filings with the Securities and Exchange Commission.

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